SECURITY FUNDS
                  RULE 22C-2 SHAREHOLDER INFORMATION AGREEMENT

         This Agreement is made as of April 16, 2007, or such other compliance date mandated by Rule 22c-2 under the Investment Company Act of 1940 ("RULE 22C-2"), by and between Security Distributors, Inc. ("SDI") and Security Benefit Life Insurance Company. ("INTERMEDIARY").

         WHEREAS, SDI is the principal underwriter for the Security Funds; and

         WHEREAS, the "SECURITY FUNDS" consist of Series of SBL Fund, Security Equity Fund, Security Income Fund, Security Large Cap Value Fund and Security Mid Cap Growth Fund; and

         WHEREAS, Rule 22c-2 requires the Security Funds (or their principal underwriter or transfer agent on the Funds' behalf) to enter into a Shareholder Information Agreement with each financial intermediary, as defined by Rule 22c-2; and

         WHEREAS, First Security Benefit Life Insurance and Annuity Company of New York ("FSBL") currently makes available certain of the Security Funds through separate accounts supporting variable annuity and/or variable life contracts ("Variable Contracts"); and

         WHEREAS, Intermediary is a party to an administrative services agreement with FSBL pursuant to which Intermediary provides services in respect of FSBL's Variable Contracts; and

         WHEREAS, Intermediary has access to Shareholder (defined below) level detail in respect of the Variable Contracts;

         NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

         1. DEFINITIONS. For purposes of this Agreement:

         A. The term "FUND" includes the Security Funds and SDI. The term does not include any money market fund.

         B. The term "SHARES" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Security Funds that are held by the Intermediary.

         C. The term "SHAREHOLDER" means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name.

         D. For retirement recordkeepers, the term "SHAREHOLDER" means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

         E. For insurance companies, the term "SHAREHOLDER" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary.

         F. The term "WRITTEN" includes electronic writing and facsimile transmissions.

         2. AGREEMENT TO PROVIDE INFORMATION. Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number ("TIN"), if known, of any or all Shareholder(s) of Variable Contracts and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or Variable Contract (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through a Variable Contract maintained by FSBL during the period covered by the request.

                  A. PERIOD COVERED BY REQUEST. Requests shall set forth a specific period for which transaction information is sought, which will generally not exceed twelve (12) months of transaction information. The Fund will not request transaction information older than twelve (12) months from the date of the request unless the Fund deems it necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

                  B. FORM AND TIMING OF RESPONSE. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than ten (10) business days or such other time as agreed to by the Fund, after receipt of a request. If the requested information is not on the Intermediary's books and records, Intermediary agrees to (within the

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time period designated above): (i) provide or arrange to provide to the Fund the requested information from shareholders who hold an account with an indirect intermediary, or (ii) if directed by the Fund, block further purchases of fund shares from such indirect intermediary. In such instances, Intermediary agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as in Rule 22c-2 under the Investment Company Act of 1940.

                  C. LIMITATIONS ON USE OF INFORMATION. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary and FSBL.


         3. AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

                  A. FORM OF INSTRUCTIONS. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or Variable Contract or other agreed upon information to which the instruction relates.

                  B. TIMING OF RESPONSE. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

                  C. CONFIRMATION BY INTERMEDIARY. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

         4. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes, and the terms of this Agreement govern, any other prior agreement with respect to the subject matter hereof.

         5. CHOICE OF LAW. This Agreement shall be construed in accordance with the Investment Company Act of 1940 and the laws of the state of Kansas, without regard to the choice of law provisions thereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SECURITY DISTRIBUTORS, INC.               INTERMEDIARY

/s/ Greg Garvin
                                          By:________________________

Name:    Greg Garvin                      Name:  ____________________

Title:   President                        Title: ____________________

                                          Date: _____________________